Exhibit 10.18

                                                      June 26, 2000

Lawrence M. Powers, Robert Ingenito and John Iannitto
504 Broadway, Suite 1001
New York, N.Y. 10012

                             Employment Arrangements

Gentlemen:

The following sets forth the terms and conditions of your respective employment arrangements. In consideration of SITI-Sites.com, Inc. (the "Company") engaging you to manage its affairs as its senior executives, and your willingness to do so without cash compensation for an extended period, the Company hereby agrees with you as follows:

1. For the two fiscal years 2001 and 2002, commencing April 1, 2000 and ending March 31, 2002, each of you has agreed to the following employment arrangements:

a) Robert Ingenito shall work as Vice-Chairman and President of the Company, without cash compensation, and receive 300,000 shares of its Common Stock for the fiscal year 2000, issued immediately, with a certificate for 150,000 shares delivered to him as soon as practicable, and a certificate for 150,000 shares delivered to him on January 5, 2000.

b) Ingenito shall receive options to purchase an additional 300,000 shares, exercisable at $.50 per share, for a five year period ending June 30, 2006, with an option certificate for 150,000 shares delivered to him on June 30, 2001 and a similar certificate delivered to him on January 5, 2002.

c) John Iannitto shall work as Executive vice-President of the Company, without cash compensation, and receive 300,000 shares of its Common Stock for the fiscal year 2000, issued immediately, with a certificate for 100,000 shares delivered to him as soon as practicable, and a certificate for 100,000 shares delivered to him on January 5, 2001.

d) Iannitto shall receive options to purchase an additional 200,000 shares, exercisable at $.50 per share, for a five year period ending June 30, 2006, with an option certificate for 100,000 shares delivered to him as soon as practicable, and a certificate for 100,000 shares delivered to him on January 5, 2001.

e) Lawrence M.. Powers shall work as Chairman and Chief Executive Officer of the Company, with neither cash compensation, nor compensatory shares of Common Stock or options during said two fiscal years 2001 and 2002.

2. The options deliverable under the foregoing arrangement shall be in the standard Company form, similar to other options purchased by the recipients. The executives Ingenito and Iannitto, although receiving their compensation immediately, are committing to work as herein provided for the entire two fiscal year period.
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3. The three senior executive have other business interest which they may pursue during the aforesaid two fiscal year periods, but they agree with the Company and with each other that each of them shall each render all necessary time and attention to the affairs of the Company during such crucial formative stages.

If the foregoing accurately reflects our agreement, please so indicate in the appropriate space.

SITI-STIES.COM, INC.


By: /s/ Lawrence M. Powers              /s/ Lawrence M. Powers
    -------------------------------     ----------------------------------------
    Lawrence M. Powers                  Lawrence M. Powers
    Chairman/CEO

                                        /s/ Robert Ingenito
                                        ----------------------------------------


                                        /s/ John Iannitto
                                        ----------------------------------------

                            594 Broadway, Suite 1001
                              New York, N.Y. 10012
                       Tel. 212-925-1181 Fax. 212-965-0023